EXHIBIT 3

                        BT ALEX. BROWN INCORPORATED
                             130 LIBERTY STREET
                          NEW YORK, NEW YORK 10006


                                          November 25, 1997


J.W. Childs Equity Partners, L.P.
1 Federal Street
21st Floor
Boston, MA  02110

Attention :  Steven Segal

                   Re: Universal Hospital Services, Inc.
                       Recapitalization Financing

Gentlemen:

            You have advised BT Alex. Brown Incorporated ("BTAB") that you, your affiliates and other investors reasonably satisfactory to BTAB (collectively, the "Investors") intend to sponsor a recapitalization (the "Transaction") of Universal Hospital Services, Inc. ("Universal"), whereby Universal will purchase all of the issued and outstanding shares of capital stock (other than rollover equity held by certain senior management of Universal) with equity financing provided by the Investors, senior secured bank financing provided by Bankers Trust Company and senior debt financing as described below. You have also advised us that the Transaction will be effected through a merger of a corporation formed by the Investors ("Newco") with Universal.

            You have asked us to assist Newco and, from and after the effectiveness of the merger, Universal (collectively, the "Company") in raising a portion of the funds required to consummate the Transaction through the sale or placement of up to $105 million aggregate principal amount of senior debt securities of Universal, as the company surviving the Merger (the "Securities"). A preliminary summary term sheet is attached hereto as Exhibit A.

            The purpose of this letter agreement (this "Agreement") is to confirm the engagement of BTAB by you and the Company in connection with the issuance or sale (whether pursuant to a public offering or a private placement) of debt securities of the Company in connection with the Transaction, which is likely to be in the form of, but not necessarily limited to, the issuance of the Securities.

Section 1. Engagement of BTAB in Connection with Proposed Issuance. The Company hereby retains BTAB on an exclusive basis, and BTAB agrees to act as exclusive underwriter or placement agent in connection with any public or private debt financing or issuance by the Company or any of its subsidiaries to finance the Transaction during the term of this Agreement.

            The Company will not, directly or indirectly (except through BTAB or as otherwise approved by BTAB), sell or offer to sell any of the Securities or other high yield debt securities during the term of this Agreement. Any such offer, sale or other disposition of the Securities or any other high yield debt securities during the term of this Agreement will be treated for purposes of Section 2 as if such sale or disposition were undertaken by BTAB directly.

Section 2. Fees. As compensation for BTAB's services in connection with the issuance of the Securities, the Company shall pay BTAB the following non-refundable fees:

(a) an underwriting or placement fee of 3.0% of the gross proceeds received by the Company from the issuance of the Securities placed or underwritten by BTAB, payable at the closing of such issuance; and

(b) in the event that a merger agreement relating to the Transaction is signed and that either (i) the Transaction does not close and the Securities are not issued or (ii) the Securities are issued other than pursuant to a registered public offering or an offering under Rule 144A of the Securities Act of 1933, as amended, all reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the Transaction.

Section 3.  Other Agreements.

(a) Term. BTAB's engagement hereunder may be terminated by BTAB at any time or, after the date which is 270 days from the execution of this letter, by the Company by prior written notice thereof to the other party; provided that BTAB agrees that at such time as it determines that it is no longer willing to proceed with its engagement hereunder, BTAB will promptly terminate this Agreement pursuant to this Section 3(a); provided, further, that the provisions of Sections 2, 3(c), 3(d) and 3(f) shall survive such termination.

(b) Information. During the course of the term, the Company agrees to furnish BTAB with such information about the Company as BTAB reasonably requests, including information to be included in a private placement memorandum or other disclosure document ("Company Information"). The Company represents and warrants to BTAB that all Company Information in the aggregate will be accurate and complete in all material respects at the time it is furnished and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made, and agrees to advise BTAB during the period of the engagement of all developments materially affecting the Company or the accuracy of Company Information previously furnished to BTAB or prospective purchasers of the Securities. The Company recognizes and confirms that BTAB (i) will be relying solely on such information and other information available from generally recognized public sources in performing the services contemplated hereunder, (ii) does not assume responsibility for the accuracy or completeness thereof, and
      (iii) will make appropriate disclaimers consistent with the foregoing. In addition, any representations and warranties made by the Company to purchasers of the Securities shall be deemed to be incorporated into this Agreement and any opinions delivered by or on behalf of the Company to the purchasers of the Securities shall expressly provide that BTAB may rely upon such opinions.

(c) Indemnification. The Company agrees to indemnify BTAB and its affiliates and each person in control of BTAB and its affiliates and their respective officers, directors, employees, agents and representatives as provided in the indemnity letter dated the date hereof and attached hereto.

(d) No Shareholder Rights. The Company acknowledges and agrees that BTAB has been retained only by the Company and that the Company's engagement of BTAB is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of the Company or any other person not a party hereto as against BTAB or any of its affiliates or the respective directors, officers, employees, agents and representatives of BTAB or its affiliates. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company's engagement of BTAB or any statements, advice, opinions, or conduct by BTAB.

(e) Miscellaneous. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. The term "affiliate" as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. The Company confirms that it will rely on its own counsel, accountants and other similar expert advice. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereto. BTAB may transfer or assign, in whole or from time to time in part, to one or more of its affiliates its rights and obligations hereunder, but no such transfer or assignment will relieve BTAB of its obligations hereunder without the prior written consent of the Company. The provisions hereof shall inure to the benefit of and be binding upon the successors and assignees of the Company and BTAB. This letter is not intended to be and should not be construed as a commitment with respect to the underwriting, sale or placement of the Securities and creates no obligation or liability on our part in connection therewith.

(f) Confidentiality. Except as required by law and except with respect to any information that otherwise becomes publicly available, BTAB agrees that its officers, employees, affiliates and agents will treat confidentially any and all information furnished to BTAB pursuant to the terms of this Agreement and will not use any of such information for any purpose other than as set forth herein. In connection with the services to be provided hereunder, BTAB may employ the services of its affiliates. Subject to compliance with applicable law, the first sentence of this Section 3(f) and any other confidentiality agreements which BTAB or its affiliates may be subject to, the Company hereby consents to BTAB and its affiliates sharing amongst each other any information related to the Company and its subsidiaries (including information relating to the creditworthiness of the Acquired Business) or any matters contemplated hereby.

(g) Use of Name; Disclosure; BTAB Advice, Role, etc. The Company agrees that except as required by law any references to BTAB and/or its affiliates made in connection with the Transaction are subject to (i) restrictions set forth in documents delivered by BTAB and/or its affiliates to the Company relating to the Transaction and (ii) BTAB's prior approval, which approval shall not be unreasonably withheld. The Company acknowledges that all analyses, evaluation and advice (whether written or oral, formal or informal) given by BTAB to the Company in connection with its engagement hereunder are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transaction to which they relate and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without BTAB's prior written consent, which consent shall not be unreasonably withheld. Following the expiration of the terms of this Agreement, BTAB may also publicize its services in connection with the Transaction contemplated hereby, including, without limitation, granting interviews with and providing information to the financial press and other media. BTAB is authorized upon consummation of the Transaction contemplated hereby to place the customary "tombstone" advertisement in publications of its choice at BTAB's expense. Nothing in this Agreement is intended to obligate or commit BTAB or any of its affiliates to provide any services other than as set out herein.

(h) GOVERNING LAW, ETC. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE TRANSACTION, AND BTAB'S ACTIVITIES PURSUANT TO, OR THE PERFORMANCE BY BTAB OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT IS HEREBY WAIVED. THE COMPANY HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY. THE COMPANY AGREES THAT ANY LEGAL SUIT, ACTION OR PROCEEDING BROUGHT BY BTAB, ANY OF ITS AFFILIATES OR ANY INDEMNIFIED PARTY TO ENFORCE ANY RIGHTS UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTION MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK, WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. NOTHING IN THIS SECTION 3(h) SHALL AFFECT THE RIGHT OF BTAB, ANY OF ITS AFFILIATES OR ANY INDEMNIFIED PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF BTAB, ANY OF ITS AFFILIATES OR ANY INDEMNIFIED PARTY TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY JURISDICTION OR JURISDICTIONS.

Section 4. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered or faxed (a) to the Company, at the address listed on the front of this Agreement and
(b) to BTAB, at the offices of BT Alex. Brown Incorporated, 130 Liberty Street, New York, New York 10006, (212) 250-7200, Attention: Alan Freedman.

            We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                    Very truly yours,

                                    BT ALEX. BROWN INCORPORATED


                                    By: /s/ Mitchell Goldstein
                                    Name:   Mitchell Goldstein
                                    Title:  Vice President

AGREED TO AND ACCEPTED as of the date first written above:

J.W. CHILDS EQUITY PARTNERS, L.P.

By:  J.W. Childs Advisors, L.P.,
      its General Partner
By:  J.W. Childs Associates, L.P.,
      its General Partner
By:  J.W. Childs Associates, Inc.,
      its General Partner



By: /s/ Steven G. Segal
   _________________________
   Title:  Vice President



                                                                   EXHIBIT A
                          SENIOR NOTES TERM SHEET


ISSUER:                                Universal, as the survivor of the
                                       merger of Newco and Universal.

SECURITIES OFFERED:                    $105,000,000 aggregate principal
                                       amount of [   ]% Senior Notes.

MATURITY DATE:                         10 years.

INTEREST PAYMENT DATES:                Semi-annually.

OPTIONAL REDEMPTION:                   The Notes will be redeemable, in
                                       whole or in part, at the option of
                                       the Company after the fifth
                                       anniversary of issuance at the
                                       negotiated redemption price plus
                                       accrued interest to the date of
                                       redemption.  In addition, at any time
                                       before the third anniversary of
                                       issuance, the Company, at its option,
                                       may redeem up to 35% of the
                                       originally issued principal amount of
                                       Notes with the net proceeds of one or
                                       more Public Equity Offerings, at a
                                       negotiated price plus accrued
                                       interest to the date of redemption;
                                       provided, however, that after any
                                       such redemption at least 65% of the
                                       originally issued aggregate principal
                                       amount of the Notes must remain
                                       outstanding.

CHANGE OF CONTROL:                     Upon the occurrence of a Change of
                                       Control (as defined), each holder of
                                       Notes will have the right to require
                                       the Company to offer to repurchase
                                       all or a portion of such holder's
                                       Notes at a price equal to 101% of
                                       their principal amount plus accrued
                                       interest, if any, to the date of
                                       repurchase.  In addition, the Company
                                       may, at its option, redeem the Notes
                                       for an amount equal to their
                                       principal amount plus accrued
                                       interest, if any, to the redemption
                                       date, plus a Make Whole Payment (as
                                       defined) to be based on the excess of
                                       (i) the present value of the
                                       remaining required interest and
                                       principal payments due on each Note
                                       (exclusive of accrued and unpaid
                                       interest), computed using a discount
                                       rate equal to the rate on Comparable
                                       Treasury Securities (as defined) plus
                                       [   ] basis points over (ii) the then
                                       outstanding principal amount of a
                                       Note.

OFFERS TO PURCHASE:                    In the event of certain asset sales,
                                       the Company will be required to offer
                                       to repurchase the Notes at 100% of
                                       their principal amount plus accrued
                                       interest, if any, to the date of
                                       repurchase with the net proceeds of
                                       such asset sales.

RANKING: The Notes will be general unsecured senior obligations of the Company and will rank pari passu in right of payment with all senior unsecured indebtedness of the Company and senior in right of payment with all existing and future subordinated indebtedness of the Company.

CERTAIN COVENANTS:                     The Indenture governing the Notes
                                       (the "Indenture") will impose certain
                                       limitations on the ability of the
                                       Company and certain of its
                                       subsidiaries to, among other things,
                                       incur additional indebtedness, pay
                                       dividends or make certain other
                                       restricted payments, consummate
                                       certain asset sales, enter into
                                       certain transactions with affiliates,
                                       incur liens, impose restrictions on
                                       the ability of a subsidiary to pay
                                       dividends or make certain payments to
                                       the Company, merge or consolidate
                                       with any other person, incur
                                       indebtedness which is subordinate to
                                       any senior debt and not subordinated
                                       to the Notes or sell, assign,
                                       transfer, lease, convey or otherwise
                                       dispose of all or substantially all
                                       of the assets of the Company.